As filed with the Securities and Exchange Commission on January 13, 2006
Registration No. 333-125121

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VESTIN REALTY TRUST II, INC.
(Exact name of Registrant as specified in its charter)

Maryland	6162	20-4028954
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
8379 West Sunset Road
Las Vegas, Nevada 89113
Telephone: (702) 227-0965
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Michael V. Shustek
President and Chief Executive Officer
Vestin Realty Trust II, Inc.
8379 West Sunset Road
Las Vegas, Nevada 89113
Telephone: (702) 227-0965
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
COPIES TO:
Hillel T. Cohn, Esq.
Charles C. Kim, Esq.
Ben Chung, Esq.
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
(213) 892-5200

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.
        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Registration Fee(3)

Common Stock, $0.0001 par value per share	33,500,000	$9.60	$321,600,000	$37,852.32

(1)	Includes the maximum number of shares of common stock of Registrant that may be issuable to holders of units of Vestin Fund II, LLC in the proposed merger of Vestin Fund II, LLC with and into the Registrant as described in the proxy statement/ prospectus that forms a part of this Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.

(3)	Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      The purpose of this Amendment No. 7 to the Registration Statement on Form S-4 (File No. 333-125121) (the “Registration Statement”) is solely to file exhibits to the Registration Statement, as set forth below in Item 21(a) of Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our articles of incorporation of Vestin Realty Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The MGCL requires a corporation (unless its charter provides otherwise, which Vestin Realty Trust’s does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which her or she is made or threatened to be made a party by reason of his or her service in that capacity.
      The MGCL permits a corporation to indemnify and advance expenses to its present and former directors, officers, employees and agents, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party because of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, however, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, Vestin Realty Trust is required, as a condition to advancing expenses to an officer or director, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Vestin Realty Trust as authorized by the Vestin Realty Trust charter and bylaws and (2) a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by Vestin Realty Trust if it is ultimately determined that the director or officer did not meet the standard of conduct.
      The charter of Vestin Realty Trust authorizes it to obligate Vestin Realty Trust, and the bylaws of Vestin Realty Trust obligates it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while a director of Vestin Realty Trust and at the request of Vestin Realty Trust, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
      The Vestin Realty Trust charter and bylaws also permit Vestin Realty Trust to indemnify and advance expenses to any person who served a predecessor of Vestin Realty Trust in any of the capacities described above and to any employee or agent of Vestin Realty Trust or a predecessor of Vestin Realty Trust.
      Vestin Realty Trust will maintain a policy of insurance under which its directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Vestin Realty Trust has been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act pursuant to its charter and bylaws, or otherwise, is against public policy as expressed in the Act Securities and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits. The exhibits are as set forth in the Exhibit Index.
      (b) Financial Statement Schedules. All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (e) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
Provided, however,
      (A) Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
      (B) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
      (C) Provided further, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
      (i) If the registrant is relying on Rule 430B:
      (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 13, 2006.

VESTIN REALTY TRUST II, INC.

By:	/s/ Michael V. Shustek

Michael V. Shustek
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael V. Shustek Michael V. Shustek	President, Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2006

** John W. Alderfer	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 13, 2006

** Robert J. Aalberts	Director	January 13, 2006

** Frederick J. Zaffarese Leavitt	Director	January 13, 2006

** Roland M. Sansone	Director	January 13, 2006

**By:	/s/ Michael V. Shustek

       Michael V. Shustek
       (Attorney-in-fact)

Exhibit Index

Exhibit
Number		Document

2	.1*	Form of Agreement and Plan of Merger between Vestin Fund II, LLC and the Registrant is included as Annex A to this proxy statement/prospectus that is part of this Registration Statement.

3	.1*	Articles of Incorporation of the Registrant is included as Annex B to this proxy statement/prospectus that is part of this Registration Statement.

3	.2*	Bylaws of the Registrant is included as Annex D to this proxy statement/prospectus that is part of this Registration Statement.

3	.3*	Form of Articles Supplementary of the Registrant is included as Annex C to this proxy statement/prospectus that is part of this Registration Statement.

4	.1*	Reference is made to Exhibits 3.1, 3.2 and 3.3

4.2		Specimen Common Stock Certificate

4	.3*	Form of Rights Certificate

5.1		Opinion of Venable LLP as to the legality of the common stock

8.1		Opinion of Morrison & Foerster LLP as to certain tax matters and as to qualification of the Registrant as a REIT

10	.1*	Form of Management Agreement between Vestin Mortgage, Inc. and the Registrant is included as Annex E to this proxy statement/prospectus that is part of this Registration Statement.

10	.2*	Form of Rights Agreement between the Registrant and the rights agent

10	.3*	Assignment Agreement, dated January 23, 2004, by and between the Registrant, Vestin Mortgage, Inc., Vestin Fund I, LLC, Owens Financial Group, Inc. and Owens Mortgage Investment Fund

10	.4*	Intercreditor Agreement, dated January 17, 2003, by and among the Registrant, Vestin Mortgage, Inc., Vestin Fund I, LLC and Western United Life Assurance Company

10	.5*	Intercreditor Agreement, dated April 22, 2004, by and between Vestin Mortgage, Inc. and Owens Mortgage Investment Fund

10	.6*	Intercreditor Agreement, dated June 24, 2004, by and between Vestin Mortgage, Inc. and Owens Mortgage Investment Fund

10	.7*	Participation Agreement, dated May 13, 2004, by and among the Registrant, Vestin Fund I, LLC, Vestin Fund III, LLC and Royal Bank of America

21.1		List of subsidiaries of the Registrant

23.1		Consent of Venable LLP. Reference is made to Exhibit 5.1

23.2		Consent of Morrison & Foerster LLP. Reference is made to Exhibit 8.1

23	.3*	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Independent Registered Public Accounting Firm

23	.4*	Consent of SAMCO Financial Services, Inc.

23	.5*	Consent of Cogent Valuation (formerly Houlihan Valuation Advisors)

24	.1*	Powers of Attorney.

99	.1*	Form of Proxy Card of Registrant.

99	.2*	Valuation Analysis of Vestin Fund II, LLC as of June 30, 2005 prepared by Cogent Valuation (formerly Houlihan Valuation Advisors)

*	Previously filed.